UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INPIXON

(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount previously paid:

2479 E. Bayshore Road, Suite 195
Palo Alto, CA 94303

On October 31, 2019, Inpixon (the “Company,” “us” or “our”) held its 2019 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, stockholders voted on the proposals described in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on October 1, 2019, other than the proposals for a reverse stock split of the Company’s common stock (the “Reverse Split Proposal”) and an amendment to increase the number of authorized shares of common stock from 250,000,000 to 500,000,000 (the “Authorized Share Increase Proposal” and together with the Reverse Split Proposal, the “Proposals”). Although the shares voted to date on the Reverse Split Proposal and the Authorized Share Increase Proposal were overwhelmingly in favor (with approximately 76% and 62% of the shares cast voting in favor of the Reverse Split Proposal and the Authorized Share Increase Proposal, respectively), there was not a sufficient number of shares voted in favor for the Proposals to pass. Accordingly, no vote was taken on the Proposals at the Annual Meeting. In order to allow additional time to solicit proxies to vote on the Proposals, the Annual Meeting was adjourned, solely with respect to voting on the Proposals, to reconvene at 10:00 a.m., Pacific Time, on November 15, 2019 at the executive offices of the Company, located at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.

Subsequent to October 31, 2019, we retained D.F. King & Co., Inc. to solicit proxies for us with respect to the Proposals. Fees for the services of D.F. King are anticipated to be approximately $10,500 plus reasonable out-of-pocket costs and expenses.

If stockholders need assistance voting, stockholders are asked to call D.F. King at (866) 796-1271.

Stockholders who have already voted and want to change their vote can update their vote at any time – the most recently cast votes become what is recorded.